Exhibit 99.4

PART I—FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except per share data)

(unaudited)

	March 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$310,526	$369,713
Cash segregated under regulatory requirements	3,372	2,968
Securities owned	38,235	16,282
Securities borrowed	17,362	—
Marketable securities	291	1,238
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	598,610	192,053
Accrued commissions receivable, net	233,087	222,293
Loans, forgivable loans and other receivables from employees and partners, net	198,183	192,658
Fixed assets, net	135,568	136,068
Investments	34,283	20,367
Notes receivable, net	25,492	—
Goodwill	142,179	141,142
Other intangible assets, net	16,299	16,994
Receivables from related parties	6,829	5,754
Other assets	92,531	87,655

Total assets	$1,852,847	$1,405,185

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$60,000	$13,600
Accrued compensation	138,536	143,800
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	530,051	144,683
Payables to related parties	32,488	19,667
Accounts payable, accrued and other liabilities	248,270	250,552
Notes payable and collateralized borrowings	188,297	181,916
Notes payable to related parties	150,000	150,000

Total liabilities	1,347,642	904,218
Redeemable partnership interest	82,079	86,269
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 122,804 and 115,217 shares issued at March 31, 2012 and December 31, 2011, respectively; and 104,763 and 97,220 shares outstanding at March 31, 2012 and December 31, 2011, respectively	1,228	1,152
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 shares issued and outstanding at March 31, 2012 and December 31, 2011, convertible into Class A common stock	348	348
Additional paid-in capital	515,127	489,369
Contingent Class A common stock	19,763	20,133
Treasury stock, at cost: 18,041 and 17,997 shares of Class A common stock at March 31, 2012 and December 31, 2011, respectively	(110,090)	(109,870)
Retained deficit	(96,122)	(80,726)
Accumulated other comprehensive loss	(2,322)	(3,752)

Total stockholders’ equity	327,932	316,654

Noncontrolling interest in subsidiaries	95,194	98,044

Total equity	423,126	414,698

Total liabilities, redeemable partnership interest, and equity	$1,852,847	$1,405,185

The accompanying Notes to the unaudited Condensed Consolidated Financial Statements are an integral part of these financial statements.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenues:
Commissions	$272,488	$244,714
Principal transactions	99,745	98,109
Fees from related parties	12,547	15,435
Market data	4,964	4,576
Software solutions	2,449	2,133
Interest income	2,195	1,406
Other revenues	3,029	311
Losses on equity investments	(2,456)	(1,661)

Total revenues	394,961	365,023
Expenses:
Compensation and employee benefits	246,869	208,969
Allocations of net income to limited partnership units and founding/working partner units	5,980	9,200

Total compensation and employee benefits	252,849	218,169
Occupancy and equipment	36,229	29,286
Fees to related parties	3,519	2,601
Professional and consulting fees	19,319	13,341
Communications	21,958	21,330
Selling and promotion	19,446	20,186
Commissions and floor brokerage	5,680	6,095
Interest expense	7,558	4,395
Other expenses	9,491	25,081

Total expenses	376,049	340,484
Income from operations before income taxes	18,912	24,539
Provision for income taxes	7,202	7,401

Consolidated net income	$11,710	$17,138

Less: Net income attributable to noncontrolling interest in subsidiaries	3,521	8,472

Net income available to common stockholders	$8,189	$8,666

Per share data:
Basic earnings per share
Net income available to common stockholders	$8,189	$8,666

Basic earnings per share	$0.06	$0.09

Basic weighted-average shares of common stock outstanding	136,124	97,326

Fully diluted earnings per share
Net income for fully diluted shares	$15,790	$20,834

Fully diluted earnings per share	$0.06	$0.09

Fully diluted weighted-average shares of common stock outstanding	264,170	237,065

Dividends declared per share of common stock	$0.17	$0.14

Dividends declared and paid per share of common stock	$0.17	$0.14

The accompanying Notes to the unaudited Condensed Consolidated Financial Statements are an integral part of these financial statements.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Consolidated net income	$11,710	$17,138
Other comprehensive income, net of tax:
Foreign currency translation adjustments	1,720	2,359
Unrealized gain (loss) on securities available for sale	41	(1,303)

Total other comprehensive income, net of tax	1,761	1,056

Comprehensive income	13,471	18,194
Less: comprehensive income attributable to noncontrolling interest in subsidiaries, net of tax	3,852	8,771

Comprehensive income attributable to common stockholders	$9,619	$9,423

The accompanying Notes to the unaudited Condensed Consolidated Financial Statements are an integral part of these financial statements.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$11,710	$17,138
Adjustments to reconcile consolidated net income to net cash (used in) provided by operating activities:
Fixed asset depreciation and intangible asset amortization	12,515	12,144
Employee loan amortization	6,953	8,925
Equity-based compensation	29,128	14,816
Allocations of net income to limited partnership units and founding/working partner units	5,980	9,200
Losses on equity investments	2,456	1,661
Accretion of discount on convertible notes	1,082	—
Impairment of fixed assets	773	—
Recognition of deferred revenue	—	(632)
Deferred tax benefit	—	(689)
Other	225	393
Decrease (increase) in operating assets:
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	(413,452)	(94,602)
Loans, forgivable loans and other receivables from employees and partners, net	(12,797)	(21,867)
Accrued commissions receivable, net	(11,131)	(39,620)
Securities borrowed	(17,362)	(51,452)
Securities owned	(21,776)	206
Notes receivable, net	(442)	—
Receivables from related parties	(786)	(901)
Cash segregated under regulatory requirements	(404)	(714)
Reverse repurchase agreements with related parties	—	(49,999)
Other assets	(5,658)	(2,737)
Increase (decrease) in operating liabilities:
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	390,955	248,496
Payables to related parties	12,812	(6,088)
Accounts payable, accrued and other liabilities	6,854	16,763
Accrued compensation	(9,424)	418
Securities sold, not yet purchased	—	61

Net cash (used in) provided by operating activities	$(11,789)	$60,920

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(7,650)	(7,637)
Capitalization of software development costs	(4,018)	(3,335)
Investment in unconsolidated entities	(16,402)	(534)
Payments for acquisitions, net of cash acquired	(1,500)	—
Purchase of notes receivable	(22,000)	—
Capitalization of trademarks, patent defense and registration costs	(262)	(267)
Sale of marketable securities	906	—

Net cash used in investing activities	(50,926)	(11,773)
CASH FLOWS FROM FINANCING ACTIVITIES:
Collateralized borrowings, net	5,348	(3,698)
Short-term borrowings	46,400	—
Earnings distributions to limited partnership interests and other noncontrolling interests	(29,841)	(22,150)
Redemption of limited partnership interests	(6,183)	(310)
Dividends to stockholders	(23,585)	(13,771)
Proceeds from offering of Class A common stock, net	11,672	10,361
Repurchase of Class A common stock	(337)	(55)
Cancellation of restricted stock units in satisfaction of withholding tax requirements	(1,411)	—
Proceeds from exercises of stock options	—	8,134
Tax impact on exercise/delivery of equity awards	—	2,315

Net cash provided by (used in) financing activities	2,063	(19,174)
Effect of exchange rate changes on cash and cash equivalents	1,465	6,462
Net (decrease) increase in cash and cash equivalents	(59,187)	36,435
Cash and cash equivalents at beginning of period	369,713	364,104

Cash and cash equivalents at end of period	$310,526	$400,539

Supplemental cash information:
Cash (refunded) paid during the period for taxes	$(171)	$9,806

Cash paid during the period for interest	$7,359	$1,114

Supplemental non-cash information:
Issuance of Class A common stock upon exchange of limited partnership interests	$22,391	$3,599
Donations with respect to Charity Day	7,446	—
Issuance of Class A common stock upon purchase of notes receivable	3,055	—

The accompanying Notes to the unaudited Condensed Consolidated Financial Statements are an integral part of these financial statements.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the Year Ended December 31, 2011

(in thousands, except share amounts)

(unaudited)

	BGC Partners, Inc. Stockholders
	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Contingent Class A Common Stock	Treasury Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Noncontrolling Interest in Subsidiaries	Total
Balance, January 1, 2011	$881	$258	$366,827	$3,171	$(109,627)	$(23,616)	$(977)	$94,939	$331,856
Comprehensive income:
Consolidated net income	—	—	—	—	—	20,137	—	18,223	38,360
Other comprehensive loss, net of tax
Change in cumulative translation adjustment	—	—	—	—	—	—	(3,471)	(508)	(3,979)
Unrealized gain (loss) on securities available for sale	—	—	—	—	—	—	696	(25)	671

Comprehensive income	—	—	—	—	—	20,137	(2,775)	17,690	35,052
Equity-based compensation, 1,937,093 shares	19	—	4,337	—	—	—	—	4,365	8,721
Dividends to common stockholders	—	—	—	—	—	(77,244)	—	—	(77,244)
Earnings distributions to limited partnership interests	—	—	—	—	—	—	—	(69,816)	(69,816)
Grant of exchangeability and redemption of limited partnership interests, issuance of 12,259,184 shares	123	—	79,928	—	—	—	—	31,836	111,887
Issuance of Class A common stock (net of costs), 3,829,176 shares	39	—	14,774	—	—	—	—	11,952	26,765
Issuance of Class A common stock upon exchange of Cantor units, 9,000,000 shares	90	—	8,317	—	—	—	—	(8,407)	—
Issuance of Class B common stock upon exchange of Cantor units, 9,000,000 shares	—	90	8,317	—	—	—	—	(8,407)	—
Redemption of founding/working partner units, 236,741 units	—	—	(395)	—	—	—	—	(531)	(926)
Repurchase of Class A common stock, 60,929 shares	—	—	—	—	(243)	—	—	(149)	(392)
Capital contribution by founding/working partners with respect to Charity Day	—	—	5,130	—	—	—	—	3,046	8,176
Re-allocation of equity due to additional investment by founding/working partners	—	—	—	—	—	—	—	(6,121)	(6,121)
Purchase of capped call, net of tax	—	—	(6,219)	—	—	—	—	(3,692)	(9,911)
Equity component of convertible notes, net of tax	—	—	10,073	—	—	—	—	5,980	16,053
Acquisition of CantorCO2e, L.P.	—	—	(1,255)	—	—	—	—	(745)	(2,000)
Issuance of contingent Class A common stock for acquisitions, 4,716,848 shares	—	—	236	16,962	—	—	—	9,580	26,778
Newmark noncontrolling interest	—	—	—	—	—	—	—	14,384	14,384
Other	—	—	(701)	—	—	(3)	—	2,140	1,436

Balance, December 31, 2011	$1,152	$348	$489,369	$20,133	$(109,870)	$(80,726)	$(3,752)	$98,044	$414,698

The accompanying Notes to the unaudited Condensed Consolidated Financial Statements are an integral part of these financial statements.

BGC PARTNERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY – (Continued)

For the Three Months Ended March 31, 2012

(in thousands, except share amounts)

(unaudited)

	BGC Partners, Inc. Stockholders
	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Contingent Class A Common Stock	Treasury Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss	Noncontrolling Interest in Subsidiaries	Total
Balance, January 1, 2012	$1,152	$348	$489,369	$20,133	$(109,870)	$(80,726)	$(3,752)	$98,044	$414,698
Comprehensive income:
Consolidated net income	—	—	—	—	—	8,189	—	3,521	11,710
Other comprehensive income, net of tax
Change in cumulative translation adjustment	—	—	—	—	—	—	1,397	323	1,720
Unrealized gain on securities available for sale	—	—	—	—	—	—	33	8	41

Comprehensive income	—	—	—	—	—	8,189	1,430	3,852	13,471
Equity-based compensation, 674,973 shares	7	—	785	—	—	—	—	716	1,508
Dividends to common stockholders	—	—	—	—	—	(23,585)	—	—	(23,585)
Earnings distributions to limited partnership interests and other noncontrolling interests	—	—	—	—	—	—	—	(29,841)	(29,841)
Grant of exchangeability and redemption of limited partnership interests, issuance of 3,473,908 shares	34	—	13,378	—	—	—	—	13,399	26,811
Issuance of Class A common stock (net of costs), 2,912,844 shares	29	—	12,460	—	—	—	—	6,624	19,113
Issuance of Class A common stock upon purchase of notes receivable, 453,172 shares	5	—	1,991	—	—	—	—	1,059	3,055
Redemption of founding/working partner units, 1,000,996 units	—	—	(2,234)	—	—	—	—	(1,188)	(3,422)
Repurchase of Class A common stock, 44,013 shares	—	—	—	—	(220)	—	—	(117)	(337)
Cantor purchase of Cantor units from BGC Holdings upon redemption of founding/working partner units, 886,569 units	—	—	—	—	—	—	—	2,596	2,596
Re-allocation of equity due to additional investment by founding/working partners	—	—	—	—	—	—	—	(144)	(144)
Issuance of contingent Class A common stock for acquisitions, 72,009 shares	1	—	369	(370)	—	—	—	—	—
Newmark noncontrolling interest	—	—	(882)	—	—	—	—	253	(629)
Other	—	—	(109)	—	—	—	—	(59)	(168)

Balance, March 31, 2012	$1,228	$348	$515,127	$19,763	$(110,090)	$(96,122)	$(2,322)	$95,194	$423,126

The accompanying Notes to the unaudited Condensed Consolidated Financial Statements are an integral part of these financial statements.

BGC PARTNERS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	Organization and Basis of Presentation

BGC Partners, Inc. (together with its subsidiaries, “BGC Partners,” “BGC” or the “Company”) is a leading global brokerage company primarily servicing the wholesale financial markets. The Company specializes in the brokering of a broad range of products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures and structured products. BGC Partners also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. BGC Partners’ integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or in many markets, fully electronic brokerage services in connection with transactions executed either over-the-counter (“OTC”) or through an exchange.

Through its eSpeed, BGC Trader™ and BGC Market Data brands, BGC Partners offers financial technology solutions, market data, and analytics related to select financial instruments and markets. Through its Newmark Knight Frank brand, the Company offers commercial real estate tenants, owners, investors and developers a wide range of brokerage services as well as property and facilities management. BGC Partners’ customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers and investment firms. BGC Partners has offices in dozens of major markets, including New York and London, as well as in Atlanta, Beijing, Boston, Chicago, Copenhagen, Dubai, Hong Kong, Houston, Istanbul, Johannesburg, Los Angeles, Mexico City, Miami, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Seoul, Singapore, Sydney, Tokyo, Toronto, Washington, D.C. and Zurich.

The Company’s unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the United States (“U.S.”) Securities and Exchange Commission (“SEC”) and in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s unaudited condensed consolidated financial statements include the Company’s accounts and all subsidiaries in which the Company has a controlling interest. Intercompany balances and transactions have been eliminated in consolidation.

The unaudited condensed consolidated financial statements contain all normal and recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the unaudited condensed consolidated statements of financial condition, the unaudited condensed consolidated statements of operations, the unaudited condensed consolidated statements of comprehensive income, the unaudited condensed consolidated statements of cash flows and the unaudited condensed consolidated statements of changes in equity of the Company for the periods presented. The results of operations for the 2012 interim periods are not necessarily indicative of results to be expected for the entire fiscal year, which will end on December 31, 2012.

Recently Adopted Accounting Pronouncements:

In December 2010, the FASB issued guidance that modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity shall consider whether there are any adverse qualitative factors indicating that impairment may exist. This FASB guidance became effective with the first reporting period that began after December 15, 2010 and was adopted by the Company on January 1, 2011. The adoption of this FASB guidance did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

Beginning with the quarter ended September 30, 2011, the Company early adopted the FASB’s guidance on Comprehensive Income—Presentation of Comprehensive Income. This guidance requires (i) presentation of other comprehensive income either in a continuous statement of comprehensive income or in a separate statement presented consecutively with the statement of operations and (ii) presentation of reclassification adjustments from other comprehensive income to net income on the face of the financial statements. The adoption of this FASB guidance did not have an impact on the Company’s unaudited condensed consolidated financial statements as it requires only a change in presentation. The Company has presented other comprehensive income in a separate statement following the Company’s unaudited condensed consolidated statements of operations.

In May 2011, the FASB issued guidance on Fair Value Measurement—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This guidance expands the disclosure requirements around fair value measurements categorized in Level 3 of the fair value hierarchy. It also clarifies and expands upon existing requirements for fair value measurements of financial assets and liabilities as well as instruments classified in stockholders’ equity. This FASB guidance is effective for interim and annual periods beginning after December 15, 2011. The adoption of this FASB guidance did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

Beginning with the year ended December 31, 2011, the Company adopted the FASB’s guidance on Intangibles—Goodwill and Other—Testing Goodwill for Impairment, to simplify how entities test goodwill for impairment. This guidance allows entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If a more than fifty percent likelihood exists that the fair value is less than the carrying amount, then a two-step goodwill impairment test must be performed. The adoption of this FASB guidance did not have a material impact on the Company’s unaudited condensed consolidated financial statements.

New Accounting Pronouncements:

In December 2011, the FASB issued guidance on Disclosures about Offsetting Assets and Liabilities, which will require entities to disclose information about offsetting and related arrangements to enable users of financial statements to evaluate the potential effect of netting arrangements on an entity’s financial position, including the potential effect of rights of set-off. This FASB guidance is effective for interim and annual reporting periods beginning on or after January 1, 2013. The adoption of this FASB guidance is not expected to have a material impact on the Company’s unaudited condensed consolidated financial statements, as this guidance only requires additional disclosures concerning offsetting and related arrangements.

2.	Limited Partnership Interests in BGC Holdings

BGC Holdings, L.P. (“BGC Holdings”) is a consolidated subsidiary of the Company for which the Company is the general partner. The Company and BGC Holdings jointly own BGC Partners, L.P. (“BGC US”) and BGC Global Holdings L.P. (“BGC Global”), the two operating partnerships. Listed below are the limited partnership interests in BGC Holdings. The founding/working partner units, limited partnership units and Cantor units held by Cantor Fitzgerald, L.P. (“Cantor”), each as defined below, collectively represent all of the “limited partnership interests” in BGC Holdings.

Founding/Working Partner Units

Founding/working partners have a limited partnership interest in BGC Holdings. The Company accounts for founding/working partner units outside of permanent capital, as “Redeemable partnership interest,” in the Company’s unaudited condensed consolidated statements of financial condition. This classification is applicable to founding/working partner units because founding/working partner units are redeemable upon termination of a partner, which includes the termination of employment, which can be at the option of the partner and not within the control of the issuer.

Founding/working partner units are held by limited partners who are employees and generally receive quarterly allocations of net income based on their weighted-average pro rata share of economic ownership of the operating subsidiaries. Upon termination of employment or otherwise ceasing to provide substantive services, the founding/working partner units are redeemed, and the unit holders are no longer entitled to participate in the quarterly cash distributed allocations of net income. Since these allocations of net income are cash distributed on a quarterly basis and are contingent upon services being provided by the unit holder, they are reflected as a separate component of compensation expense under “Allocations of net income to limited partnership units and founding/working partner units” in the Company’s unaudited condensed consolidated statements of operations.

Limited Partnership Units

Certain employees hold limited partnership interests in BGC Holdings (e.g., REUs, RPUs, PSUs, and PSIs, collectively the “limited partnership units”). Generally, such units receive quarterly allocations of net income based on their weighted-average pro rata share of economic ownership of the operating subsidiaries. These allocations are cash distributed on a quarterly basis and are generally contingent upon services being provided by the unit holders. As prescribed in FASB guidance, the quarterly allocations of net income on such limited partnership units are reflected as a separate component of compensation expense under “Allocations of net income to limited partnership units and founding/working partner units” in the Company’s unaudited condensed consolidated statements of operations.

Certain of these limited partnership units entitle the holders to receive post-termination payments equal to the notional amount of the units in four equal yearly installments after the holder’s termination. These limited partnership units are accounted for as post-

termination liability awards, and in accordance with FASB guidance the Company records compensation expense for the awards based on the change in value at each reporting date in the Company’s unaudited condensed consolidated statements of operations as part of “Compensation and employee benefits.”

Cantor Units

Cantor’s limited partnership interest (“Cantor units”) in BGC Holdings is reflected as a component of “Noncontrolling interest in subsidiaries” in the Company’s unaudited condensed consolidated statements of financial condition. Cantor receives allocations of net income based on its weighted-average pro rata share of economic ownership of the operating subsidiaries for each quarterly period. This allocation is reflected as a component of “Net income attributable to noncontrolling interest in subsidiaries” in the Company’s unaudited condensed consolidated statements of operations. In quarterly periods in which the Company has a net loss, the amount reflected as a component of “Net income attributable to noncontrolling interest in subsidiaries” represents the loss allocation for founding/working partner units, limited partnership units and Cantor units.

General

Certain of the limited partnership interests, described above, have been granted exchangeability into Class A common stock on a one-for-one basis (subject to adjustment); additional limited partnership interests may become exchangeable for Class A common stock on a one-for-one basis (subject to adjustment). Any exchange of limited partnership interests into Class A common shares would not impact the total number of shares and units outstanding. Because these limited partnership interests generally receive quarterly allocations of net income, such exchange would have no significant impact on the cash flows or equity of the Company. Each quarter, net income is allocated between the limited partnership interests and the common stockholders. In quarterly periods in which the Company has a net loss, the loss allocation for founding/working partner units, limited partnership units and Cantor units is reflected as a component of “Net income attributable to noncontrolling interest in subsidiaries.” In subsequent quarters in which the Company has net income, the initial allocation of income to the limited partnership interests is to “Net income attributable to noncontrolling interests,” to recover any losses taken in earlier quarters. The remaining income is allocated to the limited partnership interests based on their weighted-average pro rata share of economic ownership of the operating subsidiaries for the quarter. This income allocation process has no impact on the net income allocated to common stockholders.

3.	Earnings Per Share

FASB guidance on Earnings Per Share (“EPS”) establishes standards for computing and presenting EPS. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted-average shares of common stock outstanding. Net income is allocated to each of the economic ownership classes described above in Note 2—“Limited Partnership Interests in BGC Holdings,” and the Company’s outstanding common stock, based on each class’s pro rata economic ownership of the operating subsidiaries.

The Company’s earnings for the three months ended March 31, 2012 and 2011 were allocated as follows (in thousands):

	Three Months Ended March 31,
	2012	2011
Net income available to common stockholders	$8,189	$8,666
Allocation of income to limited partnership interests in BGC Holdings	$10,437	$17,757

The following is the calculation of the Company’s basic EPS (in thousands, except per share data):

	Three Months Ended March 31,
	2012	2011
Basic earnings per share:
Net income available to common stockholders	$8,189	$8,666

Basic weighted-average shares of common stock outstanding	136,124	97,326

Basic earnings per share	$0.06	$0.09

Fully diluted EPS is calculated utilizing net income available for common stockholders plus net income allocations to the limited partnership interests in BGC Holdings, as well as adjustments related to the interest expense on the Convertible Notes (if applicable) (see Note 16—“Notes Payable, Collateralized and Short-Term Borrowings”) and expense related to dividend equivalents for certain restricted stock units (“RSUs”) (if applicable) as the numerator. The denominator is comprised of the Company’s weighted-average outstanding shares of common stock and, if dilutive, the weighted-average number of limited partnership interests, and other contracts to issue shares of common stock, including Convertible Notes, stock options, RSUs and warrants. The limited partnership interests are potentially exchangeable into shares of Class A common stock; as a result, they are included in the fully diluted EPS computation to the extent that the effect would be dilutive.

The following is the calculation of the Company’s fully diluted EPS (in thousands, except per share data):

	Three Months Ended March 31,
	2012	2011
Fully diluted earnings per share:
Net income available to common stockholders	$8,189	$8,666
Allocation of net income to limited partnership interests in BGC Holdings, net of tax	7,537	12,168
Dividend equivalent expense on RSUs, net of tax	64	—

Net income for fully diluted shares	$15,790	$20,834

Weighted-average shares:
Common stock outstanding	136,124	97,326
Limited partnership interests in BGC Holdings	126,260	137,327
RSUs (Treasury stock method)	956	2,002
Other	830	410

Fully diluted weighted-average shares of common stock outstanding	264,170	237,065

Fully diluted earnings per share	$0.06	$0.09

For the three months ended March 31, 2012 and 2011, approximately 47.5 million and 27.4 million shares underlying limited partnership units, founding/working partner units, Cantor units, Convertible Notes, stock options, RSUs, and warrants were not included in the computation of fully diluted EPS because their effect would have been anti-dilutive. Anti-dilutive securities for the three months ended March 31, 2012 included, on a weighted-average basis, 38.8 million shares underlying Convertible Notes and 8.7 million other securities or other contracts to issue shares of common stock.

Additionally, for the three months ended March 31, 2012 and 2011, respectively, approximately 4.5 million and 0.6 million shares of contingent Class A common stock were excluded from the computation of fully diluted EPS because the conditions for issuance had not been met by the end of the respective periods.

Business Partner Warrants

As of March 31, 2012, the Company had a balance of 175 thousand business partner warrants with a weighted-average exercise price of $8.75 and a weighted-average remaining contractual term of 0.4 years. The Company did not recognize any expense related to the business partner warrants for the three months ended March 31, 2012 and 2011.

4.	Unit Redemptions and Stock Transactions

Unit Redemptions and Stock Repurchase Program

During the three months ended March 31, 2012, the Company redeemed approximately 2.8 million limited partnership units at an average price of $6.75 per unit and approximately 1.0 million founding/working partner units for an average of $6.18 per unit.

During the three months ended March 31, 2011, the Company redeemed approximately 0.2 million limited partnership units at an average price of $9.06 per unit and approximately 0.03 million founding/working partner units for an average of $9.35 per unit.

During the three months ended March 31, 2012, the Company repurchased 44,013 shares of Class A common stock at an aggregate purchase price of approximately $337 thousand for an average price of $7.66 per share.

During the three months ended March 31, 2011, the Company repurchased 6,454 shares of Class A common stock at an aggregate purchase price of approximately $55 thousand for an average price of $8.50 per share.

The Company’s Board of Directors and Audit Committee have authorized repurchases of the Company’s common stock and redemptions of BGC Holdings limited partnership interests or other equity interests in the Company’s subsidiaries. As of March 31, 2012, the Company had approximately $58.7 million remaining from its share repurchase and unit redemption authorization. From time to time, the Company may actively continue to repurchase shares or redeem units.

Unit redemption and share repurchase activity for the three months ended March 31, 2012 was as follows:

Period	Total Number of Units Redeemed or Shares Repurchased	Average Price Paid per Unit or Share	Approximate Dollar Value of Units and Shares That May Yet Be Redeemed/ Purchased Under the Plan
Redemptions
January 1, 2012—January 31, 2012	2,013,286	$6.17
February 1, 2012—February 29, 2012	725,120	6.58
March 1, 2012—March 31, 2012	1,095,567	7.41

Total Redemptions	3,833,973	$6.60
Repurchases
January 1, 2012—January 31, 2012	—	$—
February 1, 2012—February 29, 2012	—	—
March 1, 2012—March 31, 2012	44,013	7.66

Total Repurchases	44,013	$7.66

Total Redemptions and Repurchases	3,877,986	$6.61	$58,723,783

Stock Issuances

On various dates in 2010 and 2011, and most recently on February 15, 2012, the Company entered into controlled equity offering sales agreements with Cantor Fitzgerald & Co. (“CF&Co”) pursuant to which the Company may offer and sell up to an aggregate of 31 million shares of Class A common stock. CF&Co is a wholly-owned subsidiary of Cantor and an affiliate of the Company. Under these agreements, the Company has agreed to pay CF&Co 2% of the gross proceeds from the sale of shares.

During the three months ended March 31, 2012, the Company issued 3,473,908 shares of its Class A common stock related to redemptions and exchanges of limited partnership interests. The issuances related to redemptions of limited partnership interests did not impact the total number of shares and units outstanding.

During the year ended December 31, 2011, the Company issued 12,259,184 shares of its Class A common stock related to redemptions and exchanges of limited partnership interests. The issuances related to redemptions of limited partnership interests did not impact the total number of shares and units outstanding.

During the three months ended March 31, 2012, the Company issued and donated an aggregate of 1,050,000 shares of Class A common stock to the Cantor Fitzgerald Relief Fund (the “Relief Fund”) in connection with the Company’s annual Charity Day, which shares are expected to be registered for resale by the Relief Fund. Additionally, during the three months ended March 31, 2012, the Company issued an aggregate of 525,181 shares of its Class A common stock in connection with the Company’s acquisitions.

During the year ended December 31, 2011, the Company issued and donated an aggregate of 443,686 shares of Class A common stock to the Relief Fund in connection with the Company’s annual Charity Day. These shares have been included in a registration statement for resale by the Relief Fund. Additionally, during the year ended December 31, 2011, the Company issued an aggregate of 376,991 shares of its Class A common stock in connection with the Company’s acquisitions.

During the three months ended March 31, 2012, the Company issued 674,973 shares of its Class A common stock related to vesting of RSUs. Additionally, during the three months ended March 31, 2012, the Company issued an aggregate of 13,115 shares of its Class A common stock in connection with the Company’s Dividend Reinvestment and Stock Purchase Plan and 1,849,729 shares of its Class A common stock for general corporate purposes. The Company did not issue any shares of its Class A common stock related to the exercise of stock options during the three months ended March 31, 2012.

During the year ended December 31, 2011, the Company issued 1,937,093 and 1,803,024 shares of its Class A common stock related to vesting of RSUs and the exercise of stock options, respectively. Additionally, during the year ended December 31, 2011, the Company issued an aggregate of 25,289 shares of its Class A common stock in connection with the Company’s Dividend Reinvestment and Stock Purchase Plan and 1,180,186 shares of its Class A common stock for general corporate purposes.

5.	Securities Owned

Securities owned primarily consist of unencumbered U.S. Treasury bills held for liquidity purposes. Total securities owned were $38.2 million and $16.3 million as of March 31, 2012 and December 31, 2011, respectively.

Securities owned consisted of the following (in thousands):

	March 31, 2012	December 31, 2011
Government debt	$38,235	$16,007
Equities	—	275

Total	$38,235	$16,282

As of March 31, 2012, the Company has not pledged any of the securities owned to satisfy deposit requirements at exchanges or clearing organizations.

6.	Securities Borrowed

Securities borrowed transactions are recorded at the contractual amount for which the securities will be returned plus accrued interest. As of March 31, 2012, the Company entered into securities borrowed transactions of $17.4 million to cover a failed trade, and the Company received, as collateral, government debt securities with a fair value of $17.3 million.

As of December 31, 2011, the Company had not entered into any securities borrowed transactions.

7.	Marketable Securities

Marketable securities consist of the Company’s ownership of various investments. The investments, which had a fair value of $0.3 million and $1.2 million as of March 31, 2012 and December 31, 2011, respectively, are classified as available-for-sale and accordingly recorded at fair value. During the three months ended March 31, 2012, the Company sold certain of its marketable securities for approximately $0.9 million. Unrealized gains or losses are generally included as part of “Accumulated other comprehensive loss” in the Company’s unaudited condensed consolidated statements of financial condition. When the fair value of an available-for-sale security is lower than its cost, the Company evaluates the security to determine whether the impairment is considered “other-than-temporary.” If the impairment is considered other-than-temporary, the Company records an impairment charge in the Company’s unaudited condensed consolidated statements of operations. No impairment charges were recorded for the three months ended March 31, 2012 and March 31, 2011, respectively.

8.	Receivables from and Payables to Broker-Dealers, Clearing Organizations, Customers and Related Broker-Dealers

Receivables from and Payables to broker-dealers, clearing organizations, customers and related broker-dealers primarily represent amounts due for undelivered securities, cash held at clearing organizations and exchanges to facilitate settlement and clearance of matched principal transactions, spreads on matched principal transactions that have not yet been remitted from/to clearing organizations and exchanges and amounts related to open derivative contracts. The Receivables from and Payables to broker-dealers, clearing organizations, customers and related broker-dealers consisted of the following (in thousands):

	March 31, 2012	December 31, 2011
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers:
Contract values of fails to deliver	$512,847	$130,675
Receivables from clearing organizations	67,324	48,681
Other receivables from broker-dealers and customers	11,328	8,060
Net pending trades	5,843	3,452
Open derivative contracts	1,268	1,185

Total	$598,610	$192,053

Payables to broker-dealers, clearing organizations, customers and related broker-dealers:
Contract values of fails to receive	$495,648	$124,282
Payables to clearing organizations	20,727	5,077
Other payables to broker-dealers and customers	13,153	14,990
Open derivative contracts	523	334

Total	$530,051	$144,683

A portion of these receivables and payables are with Cantor. See Note 12—“Related Party Transactions,” for additional information related to these receivables and payables.

Substantially all open fails to deliver, open fails to receive and pending trade transactions as of March 31, 2012 have subsequently settled at the contracted amounts.

9.	Notes Receivable, Net

In connection with the Company’s agreement to acquire substantially all of the assets of Grubb & Ellis Company (“Grubb & Ellis”), on February 17, 2012, the Company purchased notes with a principal amount of approximately $30.0 million. The Company records interest income associated with the notes in “Interest income” on the Company’s unaudited condensed consolidated statements of operations. Total interest income recognized for the three months ended March 31, 2012 was approximately $0.4 million. The notes are recorded at fair value and recorded in “Notes receivable, net” in the Company’s unaudited condensed consolidated statements of financial condition.

10.	Derivatives

In the normal course of operations the Company enters into derivative contracts. These derivative contracts primarily consist of interest rate and foreign exchange swaps. The Company enters into derivative contracts to facilitate client transactions, to hedge principal positions and to facilitate hedging activities of affiliated companies.

Derivative contracts can be exchange-traded or OTC. Exchange-traded derivatives typically fall within Level 1 or Level 2 of the fair value hierarchy depending on whether they are deemed to be actively traded or not. The Company generally values exchange-traded derivatives using the closing price of the exchange-traded derivatives. OTC derivatives are valued using market transactions and other market evidence whenever possible, including market-based inputs to models, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. For OTC derivatives that trade in liquid markets, such as generic forwards, swaps and options, model inputs can generally be verified and model selection does not involve significant management judgment. Such instruments are typically classified within Level 2 of the fair value hierarchy.

The Company does not designate any derivative contracts as hedges for accounting purposes. FASB guidance requires that an entity recognize all derivative contracts as either assets or liabilities in the unaudited condensed consolidated statements of financial condition and measure those instruments at fair value. The fair value of all derivative contracts is recorded on a net-by-counterparty basis where a legal right to offset exists under an enforceable netting agreement. Derivative contracts are recorded as part of “Receivables from or payables to broker-dealers, clearing organizations, customers and related broker-dealers” in the Company’s unaudited condensed consolidated statements of financial condition. The change in fair value of derivative contracts is reported as part of “Principal transactions” in the Company’s unaudited condensed consolidated statements of operations.

The fair value of derivative financial instruments, computed in accordance with the Company’s netting policy, is set forth below (in thousands):

	March 31, 2012		December 31, 2011
	Assets	Liabilities	Assets	Liabilities
Interest rate swaps	$1,268	$—	$1,185	$—
Foreign exchange swaps	—	523	—	334

	$1,268	$523	$1,185	$334

The notional amounts of the interest rate swaps transactions at March 31, 2012 and December 31, 2011 were $1.3 billion and $1.2 billion, respectively. These represent matched customer transactions settled through and guaranteed by a central clearing organization with a BBB credit rating.

All of the Company’s foreign exchange swaps are with Cantor. The notional amounts of the foreign exchange swap transactions at March 31, 2012 and December 31, 2011 were $497.2 million and $234.1 million, respectively.

The replacement cost of contracts in a gain position at March 31, 2012 was $1.3 million.

As described in Note 16—“Notes Payable, Collateralized and Short-Term Borrowings,” on July 29, 2011, the Company issued the 4.50% Convertible Notes containing an embedded conversion feature. The conversion feature meets the requirements to be accounted for as an equity instrument, and the Company classifies the conversion feature within additional paid-in capital in the Company’s unaudited condensed consolidated statements of financial condition. The embedded conversion feature was measured in the amount of approximately $19.0 million on a pre-tax basis ($16.1 million net of taxes and issuance costs) at the issuance of the 4.50% Convertible Notes as the difference between the proceeds received and the fair value of a similar liability without the conversion feature and is not subsequently remeasured.

Also in connection with the issuance of the 4.50% Convertible Notes, the Company entered into capped call transactions. The capped call transactions meet the requirements to be accounted for as equity instruments, and the Company classifies the capped call transactions within additional paid-in capital in the Company’s unaudited condensed consolidated statements of financial condition. The purchase price of the capped call transactions resulted in a decrease to additional paid-in capital of $11.4 million on a pre-tax basis ($9.9 million on an after-tax basis) at the issuance of the 4.50% Convertible Notes, and such capped call transactions are not subsequently remeasured.

11.	Fair Value of Financial Assets and Liabilities

The following tables set forth by level within the fair value hierarchy financial assets and liabilities, including marketable securities and those pledged as collateral, accounted for at fair value under FASB guidance at March 31, 2012 (in thousands):

	Assets at Fair Value at March 31, 2012 (1)
	Level 1	Level 2	Level 3	Netting and Collateral	Total
Government debt	$38,235	$—	$—	$—	$38,235
Notes receivable, net	—	25,492	—	—	25,492
Marketable securities	291	—	—	—	291
Interest rate swaps	—	1,268	—	—	1,268

Total	$38,526	$26,760	$—	$—	$65,286

	Liabilities at Fair Value at March 31, 2012 (1)
	Level 1	Level 2	Level 3	Netting and Collateral	Total
Foreign exchange swaps	$—	$523	$—	$—	$523

Total	$—	$523	$—	$—	$523

(1)	As required by FASB guidance, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The following tables set forth by level within the fair value hierarchy financial assets and liabilities, including marketable securities and those pledged as collateral, accounted for at fair value under FASB guidance at December 31, 2011 (in thousands):

	Assets at Fair Value at December 31, 2011 (1)
	Level 1	Level 2	Level 3	Netting and Collateral	Total
Government debt	$16,007	$—	$—	$—	$16,007
Marketable securities	1,238	—	—	—	1,238
Interest rate swaps	—	1,185	—	—	1,185
Securities owned—Equities	275	—	—	—	275

Total	$17,520	$1,185	$—	$—	$18,705

	Liabilities at Fair Value at December 31, 2011 (1)
	Level 1	Level 2	Level 3	Netting and Collateral	Total
Foreign exchange swaps	$—	$334	$—	$—	$334

Total	$—	$334	$—	$—	$334

(1)	As required by FASB guidance, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

12.	Related Party Transactions

Service Agreements

Throughout Europe and Asia, the Company provides Cantor with administrative services, technology services and other support for which it charges Cantor based on the cost of providing such services plus a mark-up, generally 7.5%. In the U.K., the Company provides these services to Cantor through Tower Bridge. The Company owns 52% of Tower Bridge and consolidates it, and Cantor owns 48%. Cantor’s interest in Tower Bridge is reflected as a component of “Noncontrolling interest in subsidiaries” in the Company’s unaudited condensed consolidated statements of financial condition, and the portion of Tower Bridge’s income attributable to Cantor is included as part of “Net income attributable to noncontrolling interest in subsidiaries” in the Company’s unaudited condensed consolidated statements of operations. In the U.S., the Company provides Cantor with technology services for which it charges Cantor based on the cost of providing such services.

The Company, together with other leading financial institutions, formed ELX Futures, L.P. (“ELX”), a limited partnership that has established a fully-electronic futures exchange. The Company now has a 49.0% voting interest in ELX and accounts for ELX under the equity method of accounting (see Note 13— “Investments” for more details). During the three months ended March 31, 2012, the Company made a $16.0 million equity investment in ELX. During the three months ended March 31, 2011, the Company made no equity investments in ELX. The Company has entered into a technology services agreement with ELX pursuant to which the Company provides software technology licenses, monthly maintenance support and other technology services as requested by ELX. For the three months ended March 31, 2012 and 2011, the Company recognized related party revenues of $12.5 million and $15.4 million, respectively, for the services provided to Cantor and ELX. These revenues are included as part of “Fees from related parties” in the Company’s unaudited condensed consolidated statements of operations.

In the U.S., Cantor and its affiliates provide the Company with administrative services and other support for which Cantor charges the Company based on the cost of providing such services. In connection with the services Cantor provides, the Company and Cantor entered into an employee lease agreement whereby certain employees of Cantor are deemed leased employees of the Company. For the three months ended March 31, 2012 and 2011, the Company was charged $7.5 million and $7.2 million, respectively, for the services provided by Cantor and its affiliates, of which $4.0 million and $4.6 million, respectively, were to cover compensation to leased employees for the three months ended March 31, 2012 and 2011. The fees paid to Cantor for administrative and support services, other than those to cover the compensation costs of leased employees, are included as part of “Fees to related parties” in the Company’s unaudited condensed consolidated statements of operations. The fees paid to Cantor to cover the compensation costs of leased employees are included as part of “Compensation and employee benefits” in the Company’s unaudited condensed consolidated statements of operations.

As of March 31, 2012 and 2011, Cantor’s share of the net loss in Tower Bridge was $0.6 million and $0.1 million, respectively. Cantor’s noncontrolling interest is included as part of “Noncontrolling interest in subsidiaries” in the Company’s unaudited condensed consolidated statements of financial condition.

Clearing Agreement

The Company receives certain clearing services (“Clearing Services”) from Cantor pursuant to its clearing agreement (“Clearing Agreement”). These Clearing Services are provided in exchange for payment by the Company of third-party clearing costs and allocated costs. The costs associated with these payments are included as part of “Fees to related parties” in the Company’s consolidated statements of operations.

Receivables from and Payables to Related Broker-Dealers

Amounts due from or to Cantor and Freedom International Brokerage are for transactional revenues under a technology and services agreement with Freedom International Brokerage as well as open derivative contracts. These are included as part of “Receivables from broker-dealers, clearing organizations, customers and related broker-dealers” or “Payables to broker-dealers, clearing organizations, customers and related broker-dealers” in the Company’s unaudited condensed consolidated statements of financial condition. As of March 31, 2012 and December 31, 2011, the Company had receivables from Cantor and Freedom International Brokerage of $3.3 million and $3.7 million, respectively. As of March 31, 2012 and December 31, 2011, the Company had $0.5 million and $0.3 million, respectively, payable to Cantor related to open derivative contracts.

Loans, Forgivable Loans and Other Receivables from Employees and Partners, Net

The Company has entered into various agreements with certain of its employees and partners whereby these individuals receive loans which may be either wholly or in part repaid from the distribution earnings that the individual receives on some or all of their limited partnership interests or may be forgiven over a period of time. The forgivable portion of these loans is recognized as compensation expense over the life of the loan. From time to time, the Company may also enter into agreements with employees and partners to grant bonus and salary advances or other types of loans. These advances and loans are repayable in the timeframes outlined in the underlying agreements.

As of March 31, 2012 and December 31, 2011, the aggregate balance of these employee loans was $198.2 million and $192.7 million, respectively, and is included as “Loans, forgivable loans and other receivables from employees and partners, net” in the Company’s unaudited condensed consolidated statements of financial condition. Compensation expense for the above mentioned employee loans for the three months ended March 31, 2012 and 2011, was $7.0 million and $8.9 million, respectively. The compensation expense related to these employee loans is included as part of “Compensation and employee benefits” in the Company’s unaudited condensed consolidated statements of operations.

8.75% Convertible Notes

On April 1, 2010 BGC Holdings issued an aggregate of $150.0 million principal amount of 8.75% Convertible Senior Notes due 2015 (the “8.75% Convertible Notes”) to Cantor in a private placement transaction. The Company used the proceeds of the 8.75% Convertible Notes to repay at maturity $150.0 million aggregate principal amount of Senior Notes due April 1, 2010. The Company recorded interest expense related to the 8.75% Convertible Notes in the amount of $3.3 million for both the three months ended March 31, 2012 and 2011. See Note 16—“Notes Payable, Collateralized and Short-Term Borrowings,” for more information.

Controlled Equity Offerings/Payment of Commissions to CF&Co

As discussed in Note 4—“Unit Redemptions and Stock Transactions,” the Company has entered into controlled equity offering agreements with CF&Co, as the Company’s sales agent. For the three months ended March 31, 2012 and 2011, the Company was charged approximately $0.6 million and $0.2 million, respectively, for services provided by CF&Co. These expenses are included as part of “Professional and consulting fees” in the Company’s unaudited condensed consolidated statements of operations.

Cantor Rights upon Redemption of Founding/Working Partner Units by BGC Holdings

Cantor has the right to purchase Cantor units from BGC Holdings upon redemption of nonexchangeable founding/working partner units redeemed by BGC Holdings upon termination or bankruptcy of the founding/working partner. Any such Cantor units purchased by Cantor are exchangeable for shares of Class B common stock or, at Cantor’s election or if there are no additional authorized but unissued shares of Class B common stock, shares of Class A common stock, in each case on a one-for-one basis (subject to customary anti-dilution adjustments).

During the three months ended March 31, 2012, in connection with the redemption by BGC Holdings of an aggregate of 397,825 non-exchangeable founding partner units from founding partners of BGC Holdings for an aggregate consideration of $1,146,771, Cantor purchased 397,825 exchangeable limited partnership units from BGC Holdings for an aggregate of $1,146,771. The redemption of the non-exchangeable founding partner units and issuance of an equal number of exchangeable limited partnership units did not change the fully diluted number of shares outstanding. In addition, pursuant to the Sixth Amendment to the BGC Holdings Limited Partnership Agreement, on March 13, 2012, Cantor purchased 488,744 exchangeable limited partnership units from BGC Holdings for an aggregate consideration of $1,449,663 in connection with the grant of exchangeability and exchange of 488,744 founding partner units. Such exchangeable limited partnership units are exchangeable by Cantor at any time on a one-for-one basis (subject to adjustment) for shares of Class A common stock of the Company.

As of March 31, 2012, there were no non-exchangeable founding/working partner units remaining in which BGC Holdings had the right to redeem and Cantor had the right to purchase an equivalent number of Cantor units.

BGC Partners’ Acquisition of CantorCO2e, L.P.

On August 2, 2011, the Company’s Board of Directors and Audit Committee approved the Company’s acquisition from Cantor of its North American environmental brokerage business, CantorCO2e, L.P. (“CO2e”). On August 9, 2011, the Company completed the acquisition of CO2e from Cantor for the assumption of approximately $2.0 million of liabilities and announced the launch of BGC Environmental Brokerage Services. Headquartered in New York, BGC Environmental Brokerage Services focuses on environmental commodities, offering brokerage, escrow and clearing, consulting, and advisory services to clients throughout the world in the industrial, financial and regulatory sectors.

Other Transactions

The Company is authorized to enter into loans, investments or other credit support arrangements for Aqua Securities L.P. (“Aqua”), an alternative electronic trading platform which offers new pools of block liquidity to the global equities markets, of up to $5.0 million in the aggregate; such arrangements would be proportionally and on the same terms as similar arrangements between Aqua and Cantor. A $2.0 million increase in this amount was authorized on November 1, 2010. Aqua is 51% owned by Cantor and 49% owned by the Company. Aqua is accounted for under the equity method of accounting. During the three months ended March 31, 2012 and 2011, the Company made $0.4 million and $0.5 million, respectively, in cash contributions to Aqua. These contributions are recorded as part of “Investments” in the Company’s unaudited condensed consolidated statements of financial condition.

The Company is authorized to enter into short-term arrangements with Cantor to cover any failed U.S. Treasury securities transactions and to share equally any net income resulting from such transactions, as well as any similar clearing and settlement issues. As of March 31, 2012, the Company had not entered into any arrangements to cover any failed U.S. Treasury transactions.

To more effectively manage the Company’s exposure to changes in foreign exchange rates, the Company and Cantor agreed to jointly manage the exposure. As a result, the Company is authorized to divide the quarterly allocation of any profit or loss relating to foreign exchange currency hedging between Cantor and the Company. The amount allocated to each party is based on the total net exposure for the Company and Cantor. The ratio of gross exposures of Cantor and the Company will be utilized to determine the shares of profit or loss allocated to each for the period. During the three months ended March 31, 2012, the Company recognized its share of foreign exchange gain of $0.2 million. This gain is included as part of “Other revenues” in the Company’s unaudited condensed consolidated statements of operations.

In March 2009, the Company and Cantor were authorized to utilize each other’s brokers to provide brokerage services for securities not brokered by such entity, so long as, unless otherwise agreed, such brokerage services were provided in the ordinary course and on terms no less favorable to the receiving party than such services are provided to typical third-party customers.

During the year ended December 31, 2011, the Company issued 9,000,000 shares of Class A common stock to Cantor upon Cantor’s exchange of 9,000,000 Cantor units. In addition, during the year ended December 31, 2011, the Company issued 9,000,000 shares of Class B common stock to Cantor upon Cantor’s exchange of 9,000,000 Cantor units. These issuances did not impact the total number of shares and units outstanding. As a result of these exchanges and the transactions described above, as of March 31, 2012, Cantor held an aggregate of 48,748,773 Cantor units. (See Note 4—“Unit Redemptions and Stock Transactions.”)

On October 14, 2011, the Company completed the acquisition of Newmark (see Note 15—“Goodwill and Other Intangible Assets, Net”). In connection with this acquisition, the Company paid an advisory fee of $1.4 million to CF&Co. This fee was recorded as part of “Professional and consulting fees” in the Company’s unaudited condensed consolidated statements of operations.

During the year ended December 31, 2011, Howard W. Lutnick, the Company’s Chief Executive Officer, exercised an employee stock option with respect to 1,500,000 shares of Class A common stock at an exercise price of $5.10 per share. The exercise price was paid in cash from Mr. Lutnick’s personal funds.

During the year ended December 31, 2011, other executive officers of the Company exercised employee stock options with respect to 152,188 shares of Class A common stock at an average exercise price of $5.10 per share. A portion of these shares were withheld to pay the option exercise price and the applicable tax obligations. During the year ended December 31, 2011, these executive officers sold 6,454 of these shares of Class A common stock that they acquired upon exercise of options to the Company at an average price of $8.50 per share.

During the three months ended March 31, 2012, the Company repurchased 44,013 shares of Class A common stock, at an average price of $7.66 per share. An aggregate of 41,523 of such shares were purchased from Stephen M. Merkel, the Company’s Executive Vice President, General Counsel and Secretary, and certain family trusts.

During the year ended December 31, 2011, the Company repurchased 60,929 shares of Class A common stock, at an average price of $6.43 per share, from a director, executive officers, and employees of the Company.

During the three months ended March 31, 2012, the Company issued and donated an aggregate of 1,050,000 shares of Class A common stock to the Relief Fund in connection with the Company’s annual Charity Day, which shares are expected to be registered for resale by the Relief Fund.

13.	Investments

The Company’s investments consisted of the following (in thousands):

	March 31, 2012	December 31, 2011
Equity method investments	$34,283	$20,367

On March 28, 2012, the Company made a further equity investment of $16.0 million in ELX. As a result of the additional equity investment and certain related transactions, (i) the Company’s voting and equity interests in ELX increased from 26.3% each to 49.0% and 56.7%, respectively, and (ii) the Company has been granted the authority to manage and conduct the day-to-day business, operations and affairs of ELX, subject to the oversight and control of the supervisory board.

The Company’s share of losses related to its investments was $2.5 million and $1.7 million for the three months ended March 31, 2012 and 2011, respectively. The Company’s share of the losses is reflected in “Losses on equity investments” in the Company’s unaudited condensed consolidated statements of operations.

14.	Fixed Assets, Net

Fixed assets, net consisted of the following (in thousands):

	March 31, 2012	December 31, 2011
Computer and communications equipment	$202,485	$198,322
Software, including software development costs	143,080	138,845
Leasehold improvements and other fixed assets	114,052	111,573

	459,617	448,740
Less: accumulated depreciation and amortization	324,049	312,672

Fixed assets, net	$135,568	$136,068

Depreciation expense was $8.9 million and $8.4 million for the three months ended March 31, 2012 and 2011, respectively. Depreciation is included as part of “Occupancy and equipment” in the Company’s unaudited condensed consolidated statements of operations.

In accordance with FASB guidance, the Company capitalizes qualifying computer software development costs incurred during the application development stage and amortizes them over their estimated useful life of three years on a straight-line basis. For the three months ended March 31, 2012 and 2011, software development costs totaling $4.0 million and $3.3 million, respectively, were capitalized. Amortization of software development costs totaled $2.7 million and $2.9 million for the three months ended March 31, 2012 and 2011, respectively. Amortization of software development costs is included as part of “Occupancy and equipment” in the Company’s unaudited condensed consolidated statements of operations.

Impairment charges of $0.8 million were recorded for the three months ended March 31, 2012, related to the evaluation of capitalized software projects for future benefit and for fixed assets no longer in service. Impairment charges related to capitalized software and fixed assets are reflected in “Occupancy and equipment” in the Company’s unaudited condensed consolidated statements of operations.

15.	Goodwill and Other Intangible Assets, Net

On October 14, 2011, the Company completed the acquisition of Newmark. Certain former shareholders of Newmark have also agreed to transfer their interests in certain other related companies for nominal consideration at the request of BGC. All of these former shareholders of Newmark have agreed to provide services to affiliates of BGC commencing at the closing. The total purchase price of Newmark was $90.1 million. The excess of the purchase price plus the fair value of the noncontrolling interest over the fair value of the net assets acquired has been recorded as goodwill of $59.5 million and was allocated to the Company’s Real Estate Services segment. The acquisition price included approximately 4.83 million shares of the Company’s Class A common stock that may be issued over a five-year period contingent on certain revenue targets being met, with an estimated fair value of $26.8 million. The Company had total direct costs of approximately $3.2 million related to the acquisition of Newmark.

During the three months ended March 31, 2012, the Company purchased a majority interest in another affiliated company of Newmark for a total purchase price of approximately $1.5 million. As a result of such transaction, the Company recognized additional goodwill of approximately $0.8 million which was allocated to the Company’s Real Estate Services segment. Also during the three months ended March 31, 2012, the Company purchased additional noncontrolling interests related to Newmark for approximately $1.5 million.

The Company has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the acquisition date. The Company expects to finalize its analysis of the intangible assets and receivables (including contingent receivables) acquired within the first year of the acquisition, and therefore adjustments to goodwill, intangible assets, brokerage receivables and commissions payable may occur.

The results of operations of Newmark have been included in the Company’s unaudited condensed consolidated financial statements subsequent to its acquisition.

Goodwill is not amortized and is reviewed annually for impairment or more frequently if impairment indicators arise, in accordance with FASB guidance on Goodwill and Other Intangible Assets.

The changes in the carrying amount of goodwill for the three months ended March 31, 2012 were as follows (in thousands):

	Financial Services	Real Estate Services	Total
Balance at December 31, 2011	$81,602	$59,540	$141,142
Additional goodwill related to Newmark	—	810	810
Cumulative translation adjustment	227	—	227

Balance at March 31, 2012	$81,829	$60,350	$142,179

Other intangible assets consisted of the following (in thousands):

	March 31, 2012	December 31, 2011
Definite life intangible assets:
Patents	$36,123	$35,944
Customer base/relationships	15,339	15,280
Internally developed software	5,722	5,722
Noncompete agreements	3,418	3,418
All other	3,786	3,778

Total gross definite life intangible assets	64,388	64,142
Less: accumulated amortization	53,939	52,996

Net definite life intangible assets	10,449	11,146

Indefinite life intangible assets:
Trade name	4,350	4,348
Horizon license	1,500	1,500

Total net intangible assets	$16,299	$16,994

Intangible amortization expense was $0.9 million for each of the three months ended March 31, 2012 and 2011. Intangible amortization is included as part of “Other expenses” in the Company’s unaudited condensed consolidated statements of operations.

16.	Notes Payable, Collateralized and Short-Term Borrowings

Notes payable, collateralized and short-term borrowings consisted of the following (in thousands):

	March 31, 2012	December 31, 2011
8.75% Convertible Notes	$150,000	$150,000
4.50% Convertible Notes	140,058	138,976
Collateralized borrowings	48,239	42,940
Short-term borrowings	60,000	13,600

Total	$398,297	$345,516

Senior Notes and Convertible Notes

On April 1, 2010, BGC Holdings issued an aggregate of $150.0 million principal amount of the 8.75% Convertible Notes to Cantor in a private placement transaction. The Company used the proceeds of the 8.75% Convertible Notes to repay $150.0 million principal amount of Senior Notes that matured on April 1, 2010. The 8.75% Convertible Notes are senior unsecured obligations and rank equally and ratably with all existing and future senior unsecured obligations of the Company. The 8.75% Convertible Notes bear an annual interest rate of 8.75%, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2010, and are currently convertible into 22.7 million shares of Class A common stock. The 8.75% Convertible Notes will mature on April 15, 2015, unless earlier repurchased, exchanged or converted. The Company recorded interest expense related to the 8.75% Convertible Notes of $3.3 million for each of the three months ended March 31, 2012 and 2011.

The 8.75% Convertible Notes are currently convertible, at the holder’s option, at a conversion rate of 151.4740 shares of Class A common stock per $1,000 principal amount of notes, subject to customary adjustments upon certain corporate events, including stock dividends and stock splits on the Class A common stock and the Company’s payment of a quarterly cash dividend in excess of $0.10 per share of Class A common stock. The conversion rate will not be adjusted for accrued and unpaid interest to the conversion date.

On July 29, 2011, the Company issued an aggregate of $160.0 million principal amount of 4.50% Convertible Senior Notes due 2016 (the “4.50% Convertible Notes”). The 4.50% Convertible Notes are general senior unsecured obligations of BGC Partners, Inc. The 4.50% Convertible Notes pay interest semiannually at a rate of 4.50% per annum and were priced at par. The 4.50% Convertible Notes will mature on July 15, 2016, unless earlier repurchased, exchanged or converted. The Company recorded interest expense related to the 4.50% Convertible Notes of $2.9 million for the three months ended March 31, 2012. There was no interest expense related to the 4.50% Convertible Notes for the three months ended March 31, 2011.

The 4.50% Convertible Notes are currently convertible, at the holder’s option, at a conversion rate of 101.6260 shares of Class A common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances, including stock dividends and stock splits on the Class A common stock and the Company’s payment of a quarterly cash dividend in excess of $0.17 per share of Class A common stock. This conversion rate is equal to a conversion price of approximately $9.84 per share, a 20% premium over the $8.20 closing price of BGC’s Class A common stock on the NASDAQ on July 25, 2011. Upon conversion, the Company will pay or deliver, cash, shares of the Company’s Class A common stock, or a combination thereof at the Company’s election. The 4.50% Convertible Notes are currently convertible into approximately 16.3 million shares of Class A common stock.

As prescribed by FASB guidance, Debt, the Company recognized the value of the embedded conversion feature of the 4.50% Convertible Notes as an increase to additional paid-in capital of approximately $19.0 million on a pre-tax basis ($16.1 million net of taxes and issuance costs). The embedded conversion feature was measured as the difference between the proceeds received and the fair value of a similar liability without the conversion feature. The value of the conversion feature is treated as a debt discount and reduced the initial carrying value of the 4.50% Convertible Notes to $137.2 million, net of debt issuance costs of $3.8 million allocated to the debt component of the instrument. The discount is amortized as interest cost and the carrying value of the notes will accrete up to the face amount over the term of the notes.

In connection with the offering of the 4.50% Convertible Notes, the Company entered into capped call transactions, which are expected generally to reduce the potential dilution of the Company’s Class A common stock upon any conversion of the 4.50% Convertible Notes in the event that the market value per share of the Company’s Class A common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions (which corresponds to the initial conversion price of the 4.50% Convertible Notes and is subject to certain adjustments similar to those contained in the 4.50% Convertible Notes). The capped call transactions have a cap price equal to $12.30 per share (50% above the last reported sale price of the Company’s Class A common stock on the NASDAQ on July 25, 2011). The purchase price of the capped call transactions resulted in a decrease to additional paid-in capital of $11.4 million on a pre-tax basis ($9.9 million on an after-tax basis). The capped call transactions cover approximately 16.3 million shares of BGC’s Class A common stock.

Below is a summary of the Company’s Convertible Notes (in thousands, except share and per share amounts):

	4.50% Convertible Notes		8.75% Convertible Notes
	March 31, 2012	December 31, 2011	March 31, 2012	December 31, 2011
Principal amount of debt component	$160,000	$160,000	$150,000	$150,000
Unamortized discount	(19,942)	(21,024)	—	—
Carrying amount of debt component	140,058	138,976	150,000	150,000
Carrying amount of equity component	18,972	18,972	—	—
Effective interest rate	7.61%	7.61%	8.75%	8.75%
Maturity date (period through which discount is being amortized)	7/15/2016	7/15/2016	4/15/2015	4/15/2015
Conversion price	$9.84	$9.84	$6.60	$6.66
Number of shares to be delivered upon conversion	16,260,160	16,260,160	22,721,096	22,508,095
Amount by which the notes’ if-converted value exceeds their principal amount	$—	$—	$18,363	$—

Below is a summary of the interest expense related to the Company’s Convertible Notes (in thousands):

	4.50% Convertible Notes		8.75% Convertible Notes
	For the three months ended		For the three months ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Coupon interest	$1,800	$—	$3,281	$3,281
Amortization of discount	1,082	—	—	—

Total interest expense	$2,882	$—	$3,281	$3,281

Collateralized Borrowings

On various dates beginning in 2009 and most recently on February 1, 2012, the Company entered into secured loan arrangements under which it pledged certain fixed assets in exchange for loans. The secured loan arrangements have fixed rates between 2.62% and 8.09% per annum and are repayable in consecutive monthly installments with the final payments due in February 2016. The outstanding balance of the secured loan arrangements was $28.4 million and $20.6 million as of March 31, 2012 and December 31, 2011, respectively. The value of the fixed assets pledged was $24.7 million and $18.0 million as of March 31, 2012 and December 31, 2011, respectively. The secured loan arrangements are guaranteed by the Company. The Company recorded interest expense related to the secured loan arrangements of $0.4 million and $0.2 million for the three months ended March 31, 2012 and 2011, respectively.

On various dates during the years ended December 31, 2011 and 2010, the Company sold certain furniture, equipment and software for $34.2 million, net of costs and concurrently entered into agreements to lease the property back. The principal and interest on the leases are repayable in equal monthly installments for terms of 36 months (software) and 48 months (furniture and equipment) with maturities through September 2014. The outstanding balance of the leases was $19.8 million and $22.4 million as of March 31, 2012 and December 31, 2011, respectively. The value of the fixed assets pledged was $14.5 million and $17.0 million as of March 31, 2012 and December 31, 2011, respectively. The Company recorded interest expense of $0.3 million and $0.4 million for the three months ended March 31, 2012 and 2011, respectively.

Because assets revert back to the Company at the end of the leases, the transactions were capitalized. As a result, consideration received from the purchaser is included in the Company’s unaudited condensed consolidated statements of financial condition as a financing obligation, and payments made under the lease are being recorded as interest expense (at an effective rate of approximately 6%). Depreciation on these fixed assets will continue to be charged to “Occupancy and equipment” in the Company’s unaudited condensed consolidated statements of operations.

Credit Agreement

On June 23, 2011, the Company entered into a credit agreement with a third party (the “Credit Agreement”) which provides for up to $130.0 million of unsecured revolving credit through June 23, 2013. Borrowings under the Credit Agreement will bear interest at a per annum rate equal to, at the Company’s option, either (a) a base rate equal to the greatest of (i) the prime rate as established by the Administrative Agent from time to time, (ii) the average federal funds rate plus 0.5%, and (iii) the reserve adjusted one month LIBOR reset daily plus 1.0%, or (b) the reserve adjusted LIBOR for interest periods of one, two, three or six months, as selected by the Company, in each case plus an applicable margin. The applicable margin will initially be 2.0% with respect to base rate borrowings in (a) above and 3.0% with respect to borrowings selected as LIBOR borrowings in (b) above, but may increase to a maximum of 3.0% and 4.0%, respectively, depending upon the Company’s credit rating. The Credit Agreement also provides for an unused facility fee and certain upfront and arrangement fees. The Credit Agreement requires that the outstanding loan balance be reduced to zero every 270 days for three days. The Credit Agreement further provides for certain financial covenants, including minimum equity, tangible equity and interest coverage, as well as maximum levels for total assets to equity capital and debt to equity. The Credit Agreement also contains certain other affirmative and negative covenants. As of March 31, 2012, there was $60.0 million in borrowings outstanding under the Credit Agreement. The Company recorded interest expense related to the Credit Agreement of $0.1 million for the three months ended March 31, 2012. There was no interest expense related to the Credit Agreement for the three months ended March 31, 2011.

17. Compensation

Limited Partnership Units

A summary of the activity associated with limited partnership units is as follows:

Number of Units
Balance at December 31, 2011	45,814,354
Granted	10,236,068
Redeemed/Exchanged units	(3,273,095)
Forfeited units	(407,496)

Balance at March 31, 2012	52,369,831

Certain limited partnership units are granted exchangeability into Class A common stock on a one-for-one basis (subject to adjustment). Upon grant of exchangeability, the limited partnership units are cancelled, and the partner is granted a partnership unit that is exchangeable for shares of the Company’s Class A common stock. At the time exchangeability is granted, the Company recognizes an expense based on the fair value of the award on that date, which is included in “Compensation and employee benefits” in the Company’s unaudited condensed consolidated statements of operations. During the three months ended March 31, 2012 and 2011, the Company granted exchangeability on 3.9 million and 1.1 million limited partnership units for which the Company incurred compensation expense of $25.9 million and $11.0 million, respectively.

The number of unvested limited partnership units as of March 31, 2012 and December 31, 2011 was 2.9 million and 2.6 million, respectively.

As of March 31, 2012 and December 31, 2011, the number of limited partnership units exchangeable into shares of Class A common stock at the discretion of the unit holder was 2.4 million and 1.8 million, respectively.

Compensation expense related to limited partnership units with a post-termination pay-out amount is recognized over the stated service period. These units generally vest over three years from the date of grant. The Company recognized compensation expense, before associated income taxes, related to limited partnership units that were not redeemed of $0.3 million and $1.7 million for the three months ended March 31, 2012 and 2011, respectively. As of March 31, 2012 and December 31, 2011, the notional value of the applicable limited partnership units was $37.8 million and $37.6 million, respectively. As of March 31, 2012 and December 31, 2011, the aggregate estimated fair value of the limited partnership units held by executives and non-executive employees, awarded in lieu of cash compensation for salaries, commissions and/or discretionary or guaranteed bonuses, was $16.7 million and $16.5 million, respectively.

Restricted Stock Units

A summary of the activity associated with RSUs is as follows:

	Restricted Stock Units	Weighted-Average Grant Date Fair Value	Weighted-Average Remaining Contractual Term (Years)
Balance at December 31, 2011	2,721,820	$5.96	1.76
Granted	205,663	4.56
Delivered units	(882,044)	4.84
Forfeited units	(71,916)	6.59

Balance at March 31, 2012	1,973,523	$6.29	1.65

The fair value of RSUs awarded to employees and directors is determined on the date of grant based on the market value of Class A common stock (adjusted if appropriate based upon the award’s eligibility to receive dividends), and is recognized, net of the effect of estimated forfeitures, ratably over the vesting period. The Company uses historical data, including historical forfeitures and turnover rates, to estimate expected forfeiture rates for both employee and director RSUs. Each RSU is settled in one share of Class A common stock upon completion of the vesting period.

During the three months ended March 31, 2012 and 2011, the Company granted 0.2 million and 0.8 million, respectively, of RSUs with aggregate estimated grant date fair values of approximately $0.9 million and $6.9 million, respectively, to employees and directors. These RSUs were awarded in lieu of cash compensation for salaries, commissions and/or discretionary or guaranteed bonuses. RSUs granted to these individuals generally vest over a two to four-year period.

For RSUs that vested during the three months ended March 31, 2012, the Company withheld shares valued at $1.4 million to pay payroll taxes due at the time of vesting.

As of March 31, 2012 and December 31, 2011, the aggregate estimated grant date fair value of outstanding RSUs was approximately $12.4 million and $16.2 million, respectively.

Compensation expense related to RSUs, before associated income taxes, was approximately $2.9 million and $2.2 million for the three months ended March 31, 2012 and 2011, respectively. As of March 31, 2012, there was approximately $7.6 million of total unrecognized compensation expense related to unvested RSUs.

Stock Options

A summary of the activity associated with stock options is as follows:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at December 31, 2011	8,256,066	$14.07	2.9	$—
Granted	—	—
Exercised options	—	—
Forfeited options	(93,227)	9.13

Balance at March 31, 2012	8,162,839	$14.13	2.7	$15,000

Options exercisable at March 31, 2012	8,162,839	$14.13	2.7	$15,000

The Company did not grant any stock options during the three months ended March 31, 2012 and 2011. During the three months ended March 31, 2012, there were no exercises of options. During the three months ended March 31, 2011, the aggregate intrinsic value of options exercised was $6.4 million, determined as of the date of option exercise. The exercise prices for these options equaled the closing price of the Company’s Class A common stock on the date of grant of each option. Cash received from option exercises during the three months ended March 31, 2011 was $7.7 million.

The Company did not record any compensation expense related to stock options for the three months ended March 31, 2012 and 2011, as all of these options vested in prior years. As of March 31, 2012, there was no unrecognized compensation expense related to unvested stock options.

18.	Commitments, Contingencies and Guarantees

Contingencies

In the ordinary course of business, various legal actions are brought and are pending against the Company and its affiliates in the U.S. and internationally. In some of these actions, substantial amounts are claimed. The Company is also involved, from time to time, in reviews, examinations, inspections, investigations and enforcement actions by governmental and self-regulatory agencies (both formal and informal) regarding the Company’s businesses. These matters may result in judgments, settlements, costs, fines, penalties, sanctions or other relief. The following generally does not include matters that the Company has pending against other parties which, if successful, would result in awards in favor of the Company or its subsidiaries.

Employment, Competitor-Related and Other Litigation

From time to time, the Company and its affiliates are involved in litigation, claims and arbitrations in the U.S. and internationally, relating to various employment matters, including with respect to termination of employment, hiring of employees currently or previously employed by competitors, terms and conditions of employment and other matters. In light of the competitive nature of the brokerage industry, litigation, claims and arbitration between competitors regarding employee hiring are not uncommon.

In August 2004, Trading Technologies International, Inc. (“TT”) commenced an action in the United States District Court, Northern District of Illinois, Eastern Division, against us. In its complaint, TT alleged that the Company infringed two of TT’s patents. TT later added eSpeed International Ltd., ECCO LLC and ECCO Ware LLC as defendants. On June 20, 2007, the Court granted eSpeed’s motion for partial summary judgment on TT’s claims of infringement covering the then current versions of certain products. As a result, the remaining products at issue in the case were the versions of the eSpeed and ECCO products that have not been on the market in the U.S. since around the end of 2004. After a trial, a jury rendered a verdict that eSpeed and ECCO willfully infringed. The jury awarded TT damages in the amount of $3.5 million against ECCO and eSpeed. Thereafter, the Court granted eSpeed’s motion for directed verdict that eSpeed’s infringement was not willful as a matter of law, and denied eSpeed’s general motions for directed verdict and for a new trial. eSpeed’s remittitur motion was conditionally granted in part. TT indicated by letter that it accepted the remittitur, which would reduce the total principal amount of the verdict to $2.5 million. Although ultimately the Court’s “Final Judgment in a Civil Case” contained no provision for monetary damages, TT’s motion for pre-judgment interest was granted, and interest was set at the prime rate, compounded monthly. On May 23, 2008, the Court granted TT’s motion for a permanent injunction and on June 13, 2008 denied its motion for attorneys’ fees. On July 16, 2008, TT’s costs were assessed by the Court clerk in the amount of $3.3 million against eSpeed. eSpeed filed a motion to strike many of these costs, which a Magistrate Judge said on October 29, 2010 should be assessed at $0.4 million. The Company has asked the District Court to reduce that amount. Both parties appealed to the United States Court of Appeals for the Federal Circuit, which issued an opinion on February 25, 2010, affirming the District Court on all issues presented on appeal. The mandate of the Court of Appeals was issued on April 28, 2010.

On June 9, 2010, TT filed in the District Court a “Motion to Enforce the Money Judgment.” The Company has opposed this motion on the ground that no money judgment was entered prior to the taking of the appeal by TT. A Magistrate Judge concluded there was no money judgment, but on its own initiative recommended the District Court amend the Final Judgment to include damages in the principal amount of $2.5 million. On March 29, 2011, the District Court affirmed. The parties subsequently stipulated to a further amendment to the judgment to apportion this amount in accordance with the remitted jury verdict between eSpeed. The Company reserved its rights with respect to this amended judgment and on May 27, 2011 filed an appeal of the amended judgment, which remains pending. The Company may be required to pay TT damages and/or certain costs. The Company has accrued the amount of the District Court jury’s verdict as remitted plus interest and a portion of the preliminarily assessed costs that the Company believes would cover the amount if any were actually awarded.

On February 3, 2010, TT filed another civil action against the Company in the Northern District of Illinois, alleging direct and indirect infringement of three additional patents, U.S. Patents Nos. 7,533,056, 7,587,357, and 7,613,651, and by later amendment to the complaint No. 7,676,411 by the eSpeedometer product. On June 24, 2010, TT filed a Second Amended Complaint to add certain of the Company’s affiliates. On February 4, 2011, the Court ordered that the case be consolidated with nine other cases filed by TT in February 2010 against other defendants, involving some of the same patents. On May 25, 2011, TT filed a Third Amended Complaint substituting certain of the Company’s affiliates for the previously-named defendants. On June 15, 2011, TT filed a Fourth Amended Complaint adding claims of direct and indirect infringement of six additional U.S. Patents Nos. 7,685,055, 7,693,768, 7,725,382, 7,813,996, 7,904,374, and 7,930,240. On October 3, 2011 the Company filed an answer and counterclaims. On February 9, 2012, the Court granted a motion for partial summary judgment, holding that Patent No. 7,676,411 is invalid, and a motion for partial summary judgment that Patent No. 7,533,056 is not invalid for lack of written description.

On August 24, 2009, Tullett Liberty Securities LLC (“Tullett Liberty”) filed a claim with FINRA dispute resolution (the “FINRA Arbitration”) in New York, New York against BGC Financial, L.P., an affiliate of BGC Partners (“BGC Financial”), one of BGC Financial’s officers, and certain persons formerly or currently employed by Tullett Liberty subsidiaries. Tullett Liberty thereafter added Tullett Prebon Americas Corp. (“Tullett Americas,” together with Tullett Liberty, the “Tullett Subsidiaries”) as a claimant, and added 35 individual employees, who were formerly employed by the Tullett Subsidiaries, as respondents. In the FINRA Arbitration, the Tullett Subsidiaries allege that BGC Financial harmed their inter-dealer brokerage business by hiring 79 of their employees, and that BGC Financial aided and abetted various alleged wrongs by the employees, engaged in unfair competition, misappropriated trade secrets and confidential information, tortiously interfered with contract and economic relationships, and violated FINRA Rules of Conduct. The Tullett Subsidiaries also alleged certain breaches of contract and duties of loyalty and fiduciary duties against the employees. BGC Financial has generally agreed to indemnify the employees. In the FINRA Arbitration, the Tullett Subsidiaries claim compensatory damages of not less than $779 million and exemplary damages of not less than $500 million. The Tullett Subsidiaries also seek costs and permanent injunctions against the defendants.

The parties stipulated to consolidate the FINRA Arbitration with five other related arbitrations (FINRA Case Nos. 09-04807, 09-04842, 09-06377, 10-00139 and 10-01265)—two arbitrations previously commenced against Tullett Liberty by certain of its former brokers now employed by BGC Financial, as well as three arbitrations commenced against BGC Financial by brokers who were previously employed by BGC Financial before returning to Tullett Liberty. FINRA consolidated them. BGC Financial and the employees filed their Statement of Answer and BGC’s Statement of Counterclaim. Tullett Liberty responded to BGC’s Counterclaim. Tullett filed an action in the Supreme Court, New York County against three of BGC’s executives involved in the recruitment in the New York metropolitan area. Tullett agreed to discontinue the action in New York state court and add these claims to the FINRA Arbitration. Tullett and the Company have also agreed to join Tullett’s claims against BGC Capital Markets, L.P. to the FINRA Arbitration. The hearings in the FINRA Arbitration and the arbitrations consolidated therewith were scheduled to begin in mid-April 2012.

On October 22, 2009, Tullett Prebon plc (“Tullett”) filed a complaint in the United States District Court for the District of New Jersey against BGC Partners captioned Tullett Prebon plc vs. BGC Partners, Inc. (the “New Jersey Action”). In the New Jersey Action, Tullett asserted claims relating to decisions made by approximately 81 brokers to terminate their employment with the Tullett Subsidiaries and join BGC Partners’ affiliates. In its complaint, Tullett made a number of allegations against BGC Partners related to raiding, unfair competition, New Jersey RICO, and other claims arising from the brokers’ current or prospective employment by BGC Partners’ affiliates. Tullett claimed compensatory damages against BGC Partners in excess of $1 billion for various alleged injuries as well as exemplary damages. It also sought costs and an injunction against additional hirings.

In response to a BGC motion, Tullett filed its First Amended Complaint (the “Amended New Jersey Complaint”), which largely repeated the allegations of injury and the claims asserted in the initial complaint. The Amended New Jersey Complaint incorporates the damages sought in the FINRA Arbitration, repeats many of the allegations raised in the FINRA Arbitration and also references hiring of employees of Tullett affiliates by BGC Partners or BGC Partners’ affiliates overseas, for which Tullett and/or the Tullett Subsidiaries have filed suit outside of the United States, including one in the High Court in London and another commenced by a Tullett affiliate against seven brokers at a BGC Partners affiliate in Hong Kong, on which the Company may have certain indemnity obligations. In the London action, the High Court found liability for certain of BGC Partners’ actions, affirmed on appeal, and the case was settled during the damages hearing thereafter. The Hong Kong case has also been settled. BGC Partners moved to dismiss the Amended New Jersey Complaint, or in the alternative, to stay the action pending the resolution of the FINRA Arbitration. In that motion, BGC Partners argued that Tullett lacked standing to pursue its claims, that the court lacked subject matter jurisdiction and that each of the causes of action in the Amended New Jersey Complaint failed to state a legally sufficient claim. On June 18, 2010, the District Court ordered that the First Amended Complaint be dismissed with prejudice. Tullett appealed. On May 13, 2011, the United States Court of Appeals for the Third Judicial Circuit affirmed the decision of the District Court dismissing the case with prejudice. Subsequently, Tullett, joined by two subsidiaries, has filed a complaint against BGC Partners in New Jersey state court alleging substantially the same claims. The New Jersey state action also raises claims related to employees who decided to terminate their employment with Tullett and join a BGC Partners affiliate subsequent to the federal complaint. BGC has moved to stay the New Jersey state action and has also moved to dismiss certain of the claims asserted therein. On November 9, 2011, the court granted BGC Partners’ motion to dismiss Tullett’s claim for “raiding,” but otherwise denied the motions to dismiss and for a stay. BGC Partners moved for leave to appeal the denial of its motions. On December 21, 2011, the Superior Court, Appellate Division, denied BGC Partners’ motion for leave to appeal. On December 22, 2011, BGC Partners filed its Answer and Affirmative Defenses. This action is proceeding to discovery.

Subsidiaries of Tullett filed additional claims with FINRA on April 4, 2011, seeking unspecified damages and injunctive relief against BGC Financial, and nine additional former employees of the Tullett subsidiaries alleging similar claims (similar to those asserted in the previously filed FINRA Arbitration) related to BGC Financial’s hiring of those nine employees in 2011. These claims have not been consolidated with the other FINRA proceedings. BGC Financial and those employees filed their Statement of Answer and the employees’ Statement of Counterclaims, and the Tullett subsidiaries responded to the employees’ counterclaims.

BGC Partners and its affiliates intend to vigorously defend against and seek appropriate affirmative relief in the FINRA Arbitration and the other actions, and believe that they have substantial defenses to the claims asserted against them in those proceedings, believe that the damages and injunctive relief sought against them in those proceedings are unwarranted and unprecedented, and believe that Tullett Liberty, Tullett and the Tullett Subsidiaries are attempting to use the judicial and industry dispute resolution mechanisms in an effort to shift blame to BGC Partners for their own failures. However, no assurance can be given as to whether Tullett, Tullett Liberty or any of the Tullett Subsidiaries may actually succeed against either BGC Partners or any of its affiliates.

In November 2010, the Company’s affiliates filed three proceedings against Tullett Prebon Information (C.I.) Ltd and certain of its affiliates. In these proceedings, the Company’s affiliates seek to recover hundreds of millions of dollars relating to Tullett’s theft of BGCantor Market Data’s proprietary data. BGCantor Market Data (and two predecessors in interest) seek contractual damages and two of the Company’s brokerage affiliates seek disgorgement of profits due to unfair competition. An award has been rendered in the arbitration by BGCantor Market Data (and two predecessors in interest) in favor of the Company in the approximate amount of $0.8 million. The Company has moved to vacate the award because of its failure to award attorneys’ fees and award a greater amount in damages. Tullett has moved to confirm the award.

On March 9, 2012, a purported derivative action was filed in the Supreme Court of the State of New York, County of New York captioned International Painters and Allied Trades Industry Pension Fund, etc. v. Cantor Fitzgerald L.P., CF Group Management, Cantor Fitzgerald & Co., the Company and its directors, Index No. 650736-2012, which suit alleges that the terms of the April 1, 2010 8.75% Convertible Notes issued to Cantor were unfair to the Company, the Company’s Controlled Equity Offerings unfairly benefited Cantor at the Company’s expense and the August 2011 amendment to the change in control agreement of Mr. Lutnick was unfair to the Company. It seeks to recover for the Company unquantified damages, disgorgement of payments received by defendants, a declaration that the 8.75% Convertible Notes are void and attorneys’ fees. On April 2, 2012, a purported derivative action was filed in the Court of Chancery of the State of Delaware captioned Samuel Pill v. Cantor Fitzgerald L.P., CF Group Management, Cantor Fitzgerald & Co., the Company and its directors, Civil Action No. 7382-CS, which suit alleges that the terms of the April 1, 2010 8.75% Convertible Notes issued to Cantor were unfair to the Company, the Company’s Controlled Equity Offerings unfairly benefited Cantor at the Company’s expense and the August 2011 amendment to the change in control agreement of Mr. Lutnick was unfair to the Company. It seeks to recover for the Company unquantified damages, disgorgement of payments received by defendants, a declaration that the 8.75% Convertible Notes are void and attorneys’ fees. This Complaint was subsequently amended to delete any claim for relief in connection with the 8.75% Convertible Notes. Responses to both complaints are not yet due. The Company believes that each of these allegations is without merit and intends to defend against them vigorously.

In the ordinary course of business, various legal actions are brought and may be pending against the Company. The Company is also involved, from time to time, in other reviews, investigations and proceedings by governmental and self-regulatory agencies (both formal and informal) regarding the Company’s business. Any such actions may result in judgments, settlements, fines, penalties, injunctions or other relief.

Legal reserves are established in accordance with FASB guidance on Accounting for Contingencies, when a material legal liability is both probable and reasonably estimable. Once established, reserves are adjusted when there is more information available or when an event occurs requiring a change. The outcome of such items cannot be determined with certainty; therefore, the Company cannot predict what the eventual loss related to such matters will be. Management believes that, based on currently available information, the final outcome of these current pending matters will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Letter of Credit Agreements

The Company has irrevocable uncollateralized letters of credit with various banks, where the beneficiaries are clearing organizations through which it transacted, that are used in lieu of margin and deposits with those clearing organizations. As of March 31, 2012, the Company was contingently liable for $2.0 million under these letters of credit.

Risk and Uncertainties

The Company generates revenues by providing financial intermediary and securities trading and brokerage activities to institutional customers and by executing and, in some cases, clearing transactions for institutional counterparties. Revenues for these services are transaction-based. As a result, revenues could vary based on the transaction volume of global financial markets. Additionally, financing is sensitive to interest rate fluctuations, which could have an impact on its overall profitability.

Guarantees

The Company provides guarantees to securities clearing houses and exchanges which meet the definition of a guarantee under FASB interpretations. Under these standard securities clearing house and exchange membership agreements, members are required to guarantee, collectively, the performance of other members and, accordingly, if another member becomes unable to satisfy its obligations to the clearing house or exchange, all other members would be required to meet the shortfall. In the opinion of management, the Company’s liability under these agreements is not quantifiable and could exceed the cash and securities it has posted as collateral. However, the potential of being required to make payments under these arrangements is remote. Accordingly, no contingent liability has been recorded in the Company’s unaudited condensed consolidated statements of financial condition for these agreements.

19.	Income Taxes

The Company’s unaudited condensed consolidated financial statements include U.S. federal, state and local income taxes on the Company’s allocable share of the U.S. results of operations, as well as taxes payable to jurisdictions outside the U.S. In addition, certain of the Company’s entities are taxed as U.S. partnerships and are subject to the Unincorporated Business Tax (“UBT”) in New York City. Therefore, the tax liability or benefit related to the partnership income or loss except for UBT rests with the partners, (see Note 2 — “Limited Partnership Interests in BGC Holdings” for discussion of partnership interests) rather than the partnership entity. Income taxes are accounted for using the asset and liability method, as prescribed in FASB guidance on Accounting for Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against deferred tax assets if it is deemed more likely than not that those assets will not be realized. No deferred U.S. federal income taxes have been provided for the undistributed foreign corporate earnings since they have been permanently reinvested in the Company’s foreign operations. It is not practical to determine the amount of additional tax that may be payable in the event these earnings are repatriated. Pursuant to FASB guidance on Accounting for Uncertainty in Income Taxes, the Company provides for uncertain tax positions based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. As of March 31, 2012, the Company had $3.3 million of unrecognized tax benefits, all of which would affect the Company’s effective tax rate if recognized. The Company recognizes interest and penalties related to income tax matters in “Interest expense” and “Other expenses,” respectively, in the Company’s unaudited condensed consolidated statements of operations. As of March 31, 2012, we had approximately $0.5 million of accrued interest related to uncertain tax positions. During the three months ended March 31, 2012, the Company did not have any material charges with respect to interest and penalties.

20.	Regulatory Requirements

Many of the Company’s businesses are subject to regulatory restrictions and minimum capital requirements. These regulatory restrictions and capital requirements may restrict the Company’s ability to withdraw capital from its subsidiaries.

Certain U.S. subsidiaries of the Company are registered as U.S. broker-dealers or Futures Commissions Merchants subject to Rule 15c3-1 of the SEC and Rule 1.17 of the Commodity Futures Trading Commission, which specify uniform minimum net capital requirements, as defined, for their registrants, and also require a significant part of the registrants’ assets be kept in relatively liquid form. As of March 31, 2012, the Company’s U.S. subsidiaries had net capital in excess of their minimum capital requirements.

Certain European subsidiaries of the Company are regulated by the U.K. Financial Services Authority (“FSA”) and must maintain financial resources (as defined by the FSA) in excess of the total financial resources requirement of the FSA. As of March 31, 2012, the European subsidiaries had financial resources in excess of their requirements.

Certain other subsidiaries of the Company are subject to regulatory and other requirements of the jurisdictions in which they operate.

The regulatory requirements referred to above may restrict the Company’s ability to withdraw capital from its regulated subsidiaries. As of March 31, 2012, $331.9 million of net assets were held by regulated subsidiaries. These subsidiaries had aggregate regulatory net capital, as defined, in excess of the aggregate regulatory requirements, as defined, of $154.3 million.

21.	Segment and Geographic Information

Segment Information

The business segments are determined based on the products and services provided and reflect the manner in which financial information is evaluated by management. Prior to the quarter ended June 30, 2012, the Company had one reportable segment. Following the acquisition of substantially all of the assets of Grubb & Ellis, the Company has changed its segment reporting structure. As a result, beginning with the quarter ended June 30, 2012, the Company’s operations consist of two reportable segments, Financial Services and Real Estate Services. Accordingly, all segment information presented herein reflects the Company’s revised segment reporting structure for all periods presented. Financial Services provides financial intermediary services to the financial markets, integrated voice and electronic brokerage and trade execution services in a broad range of products and services, including global fixed income securities, equities, futures, foreign exchange, derivatives and other instruments, including proprietary market data offerings thereon. Real Estate Services includes commercial real estate brokerage and sales and related real estate financial services, consulting, project and development management, and property and facilities management.

The Company evaluates the performance and reviews the results of the segments based on each segment’s “income (loss) from operations before income taxes.” The Company’s segment information does not include analysis of assets by segment. Except for goodwill, the Company does not allocate assets by operating segment, nor does management evaluate operating segments using discrete asset information. See Note 15 for goodwill by reportable segment.

Selected financial information for the Company’s segments is presented below. The amounts shown below for the Financial Services and Real Estate Services segments reflect the amounts that are used by management to allocate resources and assess performance, which is based on each segment’s “income (loss) from operations before income taxes.” In addition to the two business segments, the tables below include a “Corporate Items” category, which includes fees from related parties and interest income as well as unallocated expenses, such as the grant of exchangeability to limited partnership units, allocations of net income to founding/working partner units and limited partnership units, certain professional and consulting fees, executive compensation and interest expense, which are managed separately at the corporate level.

Three months ended March 31, 2012 (dollars in thousands):

	Financial Services	Real Estate Services	Corporate Items	Total
Brokerage revenues:
Rates	$146,884	$—	$—	$146,884
Credit	84,371	—	—	84,371
Foreign exchange	58,731	—	—	58,731
Equities and other asset classes	43,821	—	—	43,821
Real estate	—	38,426	—	38,426

Real estate management services	—	892	—	892
Market data	4,964	—	—	4,964
Software solutions	2,449	—	—	2,449
Fees from related parties	2,904	—	9,643	12,547
Losses on equity investments	—	—	(2,456)	(2,456)
Other revenues	21	1,925	191	2,137

Total non-interest revenues	344,145	41,243	7,378	392,766
Interest income	491	174	1,530	2,195

Total revenues	344,636	41,417	8,908	394,961
Interest expense	1,654	181	5,723	7,558
Other expenses	266,531	42,485	59,475	368,491

Income (loss) from operations before income taxes	$76,451	$(1,249)	$(56,290)	$18,912

For the three months ended March 31, 2012, the Real Estate Services segment income (loss) from operations before income taxes excludes the $2.6 million related to the collection of receivables and associated expenses that were capitalized as part of acquisition accounting.

Three months ended March 31, 2011 (dollars in thousands):

	Financial Services	Real Estate Services	Corporate Items	Total
Brokerage revenues:
Rates	$152,810	$—	$—	$152,810
Credit	87,193	—	—	87,193
Foreign exchange	54,219	—	—	54,219
Equities and other asset classes	48,601	—	—	48,601
Real estate	—	—	—	—

Real estate management services	—	—	—	—
Market data	4,576	—	—	4,576
Software solutions	2,133	—	—	2,133
Fees from related parties	3,613	—	11,822	15,435
Losses on equity investments	—	—	(1,661)	(1,661)
Other revenues	109	—	202	311

Total non-interest revenues	353,254	—	10,363	363,617
Interest income	(623)	—	2,029	1,406

Total revenues	352,631	—	12,392	365,023
Interest expense	406	—	3,989	4,395
Other expenses	280,034	—	56,055	336,089

Income (loss) from operations before income taxes	$72,191	$—	$(47,652)	$24,539

Geographic Information

The Company offers products and services in the U.S., U.K., Asia (including Australia), France, Other Americas, Other Europe, and the Middle East and Africa region (defined as the “MEA” region). Information regarding revenues for the three months ended March 31, 2012 and 2011, and information regarding long-lived assets (defined as loans, forgivable loans and other receivables from employees and partners, net, fixed assets, net, certain other investments, goodwill, other intangible assets, net of accumulated amortization, and rent and other deposits) in the geographic areas as of March 31, 2012 and December 31, 2011, were as follows (in thousands):

	Three Months Ended March 31,
	2012	2011
Revenues:
United States	$145,197	$97,217
United Kingdom	143,015	161,889
Asia	56,778	57,761
France	28,523	28,654
Other Americas	11,888	10,987
Other Europe/MEA	9,560	8,515

Total revenues	$394,961	$365,023

	March 31,	December 31,
	2012	2011
Long-lived assets:
United States	$262,401	$293,912
United Kingdom	192,652	139,741
Asia	51,086	48,338
France	10,977	10,044
Other Americas	21,148	19,556
Other Europe/MEA	9,158	9,129

Total long-lived assets	$547,422	$520,720

22.	Subsequent Events

First Quarter Dividend

On May 1, 2012, the Company’s Board of Directors declared a quarterly cash dividend of $0.17 per share for the first quarter of 2012 payable on May 31, 2012 to Class A and Class B common stockholders of record as of May 17, 2012.

Acquisition of Grubb & Ellis Company

On April 13, 2012, BGC Partners completed the acquisition of substantially all of the assets of Grubb & Ellis (the “Closing”).

On March 27, 2012, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) approved the purchase by BGC Partners of substantially all of the assets of Grubb & Ellis Company and its direct and indirect subsidiaries that are debtors under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) pursuant to a Second Amended and Restated Asset Purchase Agreement, dated April 13, 2012, between BGC Partners and Grubb & Ellis (the “APA”). The APA was supplemented by a Transition Services Supplement dated April 13, 2012 between BGC Partners and Grubb & Ellis (the “Supplement”) approved by the Bankruptcy Court on April 11, 2012. The Bankruptcy Court’s order approved the sale of such assets to BGC Partners free and clear of all liens, claims and encumbrances pursuant to Section 363 of the Bankruptcy Code.

Pursuant to the APA, BGC Partners agreed to purchase from Grubb & Ellis substantially all of its assets in exchange for a credit bid of (a) approximately $30.0 million in pre-bankruptcy senior secured debt (the “Prepetition Debt”) which had been purchased at a discount, and (b) approximately $5.5 million under the Debtor in Possession term loans which had previously been entered into. BGC Partners also agreed to provide the following additional consideration: (i) $16.0 million in cash to the bankruptcy estate for the benefit of Grubb & Ellis’ unsecured creditors pursuant to the Settlement Agreement (described below); (ii) payment of amounts necessary to cure defaults under executory contracts and unexpired leases that BGC Partners designates for assumption and assignment to BGC Partners; and (iii) assumption of liability for priority claims asserted by Grubb & Ellis employees for paid-time-off to the extent such claims exceed $3.0 million. BGC Partners will have the opportunity after closing to identify those contracts or real estate leases it desires to have Grubb & Ellis either assume and assign to BGC Partners or reject.

The terms of the APA were agreed to by the official committee of unsecured creditors appointed in Grubb & Ellis’ chapter 11 cases (the “Committee”) pursuant to the Stipulation and Settlement Agreement, dated as of March 21, 2012 (the “Settlement Agreement”), and so ordered by the Bankruptcy Court on March 27, 2012. The Committee also agreed as part of the Settlement Agreement to release BGC Partners and its affiliates, subsidiaries, officers, employees and other parties from all claims and causes of action that the Committee may be or become entitled to assert (directly, indirectly or derivatively through Grubb & Ellis) against BGC Partners, including, without limitation, with respect to the validity, enforceability and priority of the Prepetition Debt and the liens securing same.

The acquisition will expand the Company’s commercial real estate platform. The Company has not completed its initial purchase price allocation and therefore has not included detailed acquisition accounting information in this note.